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Confirmation of OTC Warrant Transaction

Date:	June 19, 2007

To:	Iconix Brand Group, Inc. (“Counterparty”)
Attention: Chief Executive Officer Telephone No.: 212 730 0030 Facsimile No.: 212 391 0127

From:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal (“Lehman Brothers”)
Attention: Andrew Yare - Transaction Management Group
Telephone: (212) 526-9986
Facsimile: (646) 885-9546

Global Deal ID: 311 7727

Dear Sir / Madam:

The purpose of this letter agreement (this “Confirmation”) is to amend and restate the terms and conditions of the above-referenced transaction entered into among Counterparty, Lehman Brothers and Lehman Brothers Inc., (the “Agent” or “LBI”) on the Trade Date specified below (the “Transaction”).  This Confirmation amends, restates and supercedes in its entirety the Confirmation in respect of the Transaction dated as of June 14, 2007. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for the purposes of the Equity Definitions and to a “Swap Transaction” for the purposes of the Swap Definitions. For purposes of this Transaction, “Warrant Style”, “Warrant Type”, “Number of Warrants” and “Warrant Entitlement” (each as defined below) shall be used herein as if such terms were referred to as “Option Style”, “Option Type”, “Number of Options” and “Option Entitlement”, respectively, in the Definitions.

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to, and form part of, an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the “Master Agreement” or “Agreement”) as if we had executed an agreement in such form (but without any Schedule and with elections specified in the “ISDA Master Agreement” Section of this Confirmation) on the Trade Date. In the event of any inconsistency between the provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The parties hereby agree that the Transaction evidenced by this Confirmation shall be the only Transaction subject to and governed by the Agreement.

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The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 14, 2007

Effective Date:
June 20, 2007 subject to cancellation of the OTC Warrant Transaction prior to 5:00 p.m. (New York City time) on such date by the Counterparty. In the event of such cancellation, any payments previously made hereunder, including the Premium, shall be returned to the person making such payment. In addition, Counterparty shall reimburse Lehman Brothers for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position).

Warrant Style:	The Warrants shall be exercisable as set forth under “Procedures for Exercise” below.

Warrant Type:	Call

Seller:	Counterparty

Buyer:	Lehman Brothers

Shares:	Shares of common stock, $0.001 par value, of Counterparty (Security Symbol: “ICON”).

Number of Warrants:	4,172,718

Daily Number of Warrants:
For any day, the unexercised Number of Warrants on such day divided by the remaining number of Expiration Dates (including such day) and rounded down to the nearest whole number, with the balance of the Number of Warrants exercised on the final Expiration Date.

Warrant Entitlement:	One (1) Share per Warrant

Strike Price:	$42.40

Premium:	$14,996,000.00

Premium Payment Date:	The Effective Date; provided no cancellation of the Transaction has occurred prior to 5:00 p.m. (New York City time) on such date by the Counterparty.

Exchange:	NASDAQ Global Market

Global Deal ID: 311 7727

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Related Exchange(s):	All Exchanges

Full Exchange Business Day:
A Scheduled Trading Day that has a scheduled closing time for its regular trading session at 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the Exchange and is not a Disrupted Day.

Procedures for Exercise:

Expiration Time:	11:59 p.m. (New York City time).

Expiration Dates:
The 75 consecutive Full Exchange Business Days beginning on and including September 28, 2012 each shall be the Expiration Date for a number of Warrants equal to the Daily Number of Warrants on such date.

Exercise Dates:	Each Expiration Date shall be an Exercise Date for a number of Warrants equal to the Daily Number of Warrants on such date.

Automatic Exercise:
Applicable; provided that Section 3.4(a) of the Equity Definitions shall apply to Cash Settlement and Net Physical Settlement; and provided further that, unless all Warrants have been previously exercised hereunder, a number of Warrants for each Expiration Date equal to the Daily Number of Warrants for such Expiration Date shall be deemed to be automatically exercised.

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Address: 1450 Broadway New York, New York 10018 Attention: Chief Executive Officer Facsimile No.: 212-391-0127 Telephone No.: 212-730-0030

Valuation:

Valuation Dates:	Each Exercise Date

Settlement Terms:

Cash Settlement:
Applicable; provided that it shall be a condition of Counterparty’s right to elect Cash Settlement that Counterparty delivers to Buyer on the date of the Cash Settlement election a representation signed by Counterparty that Counterparty has publicly disclosed all material information necessary for Counterparty to be able to purchase or sell Shares in compliance with applicable federal securities laws. If Counterparty elects to settle the Transaction by Cash Settlement, Counterparty represents and agrees that:

(i) Counterparty is not, on the date of the Cash Settlement election, and will not be, on any day during the period from and including the first Expiration Date to and including the final Expiration Date, engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

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(ii) during the period from and including the first Expiration Date to and including the final Expiration Date, without the prior written consent of Lehman Brothers, the Counterparty shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18 under the Exchange Act) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.

Settlement Currency:	USD

Settlement Price:
For each Valuation Date, the Volume Weighted Average Price of the Shares (“VWAP”) calculated from 9:45 a.m. to 3:45 p.m., as observed under the heading Bloomberg “VWAP” on Bloomberg page ICON <equity> AQR SEC (or any successor thereto) (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent); provided that if the scheduled weekday closing time of the Exchange for any Valuation Date is later than 4:00 p.m. (without regard to after hours or any other trading outside of the regular trading session hours) the VWAP shall be calculated for such Valuation Date from 9:45 a.m. until 15 minutes prior to such later closing time of the Exchange.

Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Cash Settlement Payment Date:	With respect to each Valuation Date, three (3) Currency Business Days after the final Valuation Date.

Settlement Method Election:	Applicable with respect to Cash Settlement or Net Physical Settlement only.

Electing Party:	Counterparty

Settlement Method Election Date:	Ten (10) Business Days prior to the first Expiration Date

Default Settlement Method:	Net Physical Settlement.

Net Physical Settlement:
In the event that the Counterparty elects, or is deemed to elect, to settle this Transaction by Net Physical Settlement, subject to “Conditions of Net Physical Settlement” below, Counterparty shall deliver to Lehman Brothers on the Settlement Date a number of Shares (the “Delivered Shares”) equal to the Share Delivery Quantity, provided that in the event that the number of Shares calculated comprises any fractional Share, only whole Shares shall be delivered and an amount in cash equal to the value of such fractional share shall be payable by the Counterparty to Lehman Brothers in lieu of such fractional Share.

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Share Delivery Quantity:
For each Exercise Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Physical Settlement Amount for such Exercise Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date plus an amount in cash in lieu of any fractional shares (based on the applicable Settlement Price).

Net Physical Settlement Amount:
For any Exercise Date, an amount equal to the product of (i) the Number of Warrants being exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Exercise Date and (iii) the Warrant Entitlement.

Strike Price Differential:
For any Valuation Date, (i) if the Settlement Price is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price for such Valuation Date or (ii) if such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Date:
Settlement with respect to each Exercise Date shall occur on the third (3rd) Full Exchange Business Day following the final Valuation Date, provided that Lehman Brothers shall have the right to request by prior written notice to Counterparty a Settlement Date with respect to any Exercise Date and the related Share Delivery Quantity that is three (3) Full Exchange Business Days following such Exercise Date. Such request shall not unreasonably be denied.

Conditions to Net Physical Settlement:
If, in connection with or six months following delivery of Shares hereunder, Lehman Brothers notifies the Counterparty that Lehman Brothers has reasonably determined after advice from counsel that there is a considered risk that such Shares are subject to restrictions on transfer in the hands of Lehman Brothers pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), then Counterparty shall either (i) deliver Shares that are covered by an effective registration statement of Counterparty for immediate resale by Lehman Brothers or (ii) agree to deliver additional Shares so that the value of such Shares as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares that would otherwise be deliverable if such Shares were freely tradable upon receipt by Lehman Brothers.

(A) If Counterparty elects to deliver Shares as described in above clause (i), then promptly following such notification from Lehman Brothers

(a) Counterparty shall afford Lehman Brothers a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for underwritten offerings of equity securities that yields a result reasonably satisfactory to Lehman Brothers;

(b) Counterparty shall as soon as practicable make available to Lehman Brothers an effective registration statement for immediate resale (the “Registration Statement”) in form and content reasonably satisfactory to Lehman Brothers and Counterparty and filed pursuant to Rule 415 under the Securities Act, and such prospectuses as Lehman Brothers may reasonably request to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the resale by Lehman Brothers of such number of Shares as Lehman Brothers shall reasonably specify in accordance with this paragraph, such Registration Statement to be effective and Prospectus to be current until the earliest of the date on which (1) all Delivered Shares have been sold by Lehman Brothers, (2) Lehman Brothers has advised Counterparty that it no longer requires that such Registration Statement be effective, (3) all remaining Delivered Shares could be sold by Lehman Brothers without registration pursuant to Rule 144 promulgated under the Securities Act (the “Registration Period”) or (4) Counterparty has provided a legal opinion in form and substance satisfactory to Lehman Brothers (with customary assumptions and exceptions) that the Shares issuable upon exercise of these Warrants will be freely tradable under the Securities Act upon delivery to Lehman Brothers and not subject to any legend restricting transferability. It is understood that the Registration Statement and Prospectus will cover a number of Shares equal to the aggregate number of Shares (if any) reasonably estimated by Lehman Brothers to be potentially deliverable by Counterparty in connection with Net Physical Settlement hereunder (not to exceed the Maximum Deliverable Share Amount) and shall be subject to the same suspension of sales during “blackout dates” as provided in the following paragraph; and

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(c) Counterparty will enter into a registration rights agreement with Lehman Brothers in form and substance reasonably acceptable to Lehman Brothers and Counterparty, which agreement will contain among other things, customary representations and warranties and indemnification, restrictions on sales during “blackout dates” as provided for in the registration rights agreement (the “Registration Rights Agreement”) entered into by Counterparty on or about the date hereof, provide for delivery of comfort letters and opinions of counsel and other rights relating to the registration of a number of Shares equal to the number of Delivered Shares and other Shares deliverable hereunder up to the Maximum Deliverable Share Amount.

(d) Counterparty shall promptly pay to Lehman Brothers a $0.04 per Share fee with all Shares delivered in connection with Net Physical Settlement pursuant to a Registration Statement.

(B) If Counterparty elects to deliver Shares as described in above clause (ii), then promptly following such notification from Lehman Brothers

(a) Counterparty shall afford Lehman Brothers and any potential institutional purchaser of any Shares identified by Lehman Brothers a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for private placements of equity securities subject to execution of any customary confidentiality agreements;

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(b) Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Lehman Brothers on commercially reasonable mutually acceptable terms in connection with the private placement of such Shares by Counterparty to Lehman Brothers or an affiliate and the private resale of such shares by Lehman Brothers or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Lehman Brothers and Counterparty, which Private Placement Agreement shall include provisions relating to the indemnification of, and contribution in connection with the liability of, Lehman Brothers and its affiliates, shall provide for the payment by Counterparty of all expenses in connection with such resale, including all reasonable and documented fees and expenses of counsel for Lehman Brothers, shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use reasonable best efforts to provide for the delivery of accountants’ “comfort letters” to Lehman Brothers or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;

(c) Lehman Brothers shall sell the Delivered Shares in a commercially reasonable manner until the amount received by Lehman Brothers for the sale of the Shares (the “Proceeds  Amount”) is equal to the Net Physical Settlement Amount. Any remaining Delivered Shares shall be returned to Counterparty. If the Proceeds Amount is less than the Net Physical Settlement Amount, Counterparty shall promptly deliver upon notice from Lehman Brothers additional Shares to Lehman Brothers until the dollar amount from the sale of such Shares by Lehman Brothers equals the difference between the Net Physical Settlement Amount and the Proceeds Amount. In no event shall Counterparty be required to deliver to Lehman Brothers a number of Shares greater than the Maximum Deliverable Share Amount.

(C) Notwithstanding the foregoing: (I) if Counterparty has elected to deliver Shares as described in clause (i) above and either (a) Counterparty does not provide for the sale of the Shares under the Registration Statement as provided in the Registration Rights Agreement or (b) some Shares cannot be registered under the Registration Statement due to Rule 415(a)(4) under the Securities Act, then the provisions of sub-paragraph (B) shall apply to the extent Counterparty has not satisfied its obligations hereunder by the delivery of Shares pursuant to sub-paragraph (A). (II) If sub-paragraph (B) is applicable and Counterparty fails to satisfy its obligations under such sub-paragraph (B), then Counterparty may deliver unregistered Shares of equivalent value to the Net Physical Settlement Amount (or, if applicable, the unsatisfied portion thereof). The value of any unregistered Shares so delivered shall be discounted to reflect an appropriate liquidity discount (determined by Lehman Brothers in a commercially reasonable manner, taking into account Lehman Brothers’ policies and determinations with respect to any transfer restrictions that Lehman Brothers deems it advisable to observe in connection with sales of such Shares). (III) If some or all of the Delivered Shares cannot be used to close out stock loans in the shares of Counterparty entered into to establish or maintain short positions by Lehman Brothers in connection with this Transaction without a prospectus being required by applicable law to be delivered to such lender, then the value of any such Delivered Shares shall reflect the cost (determined by the Calculation Agent in good faith and in a commercially reasonable manner and taking into account the policies and determinations of Lehman Brothers with respect to compliance with applicable legal and regulatory requirements) to Lehman Brothers of trading Shares in order to close out its hedge position if any, in all cases for purposes of calculating the Delivered Shares. In no event shall Counterparty be required to top up the delivery in cash.

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Limitations on Net Physical Settlement by Counterparty:
Notwithstanding anything herein or in the Agreement to the contrary, the number of Shares that may be delivered at settlement by Counterparty shall not exceed 6,259,076 at any time (“Maximum Deliverable Share Amount”), as adjusted by Calculation Agent to account for any subdivision, stock-split, stock combination, reclassification or similar dilutive or anti-dilutive event with respect to the Shares.
Counterparty represents and warrants that the number of Available Shares as of the Trade Date is greater than the Maximum Deliverable Share Amount. Counterparty covenants and agrees that (i) Counterparty shall not take any action of corporate governance or otherwise to reduce the number of Available Shares below the Maximum Deliverable Share and (ii) Counterparty shall use its reasonable efforts to cause the number of Available Shares at all times to be greater than the Maximum Deliverable Share Amount.

For this purpose, “Available Shares” means the number of Shares Counterparty currently has authorized (but not issued and outstanding) less the maximum number of Shares that may be required to be issued by Counterparty in connection with stock options, convertibles, and other commitments of Counterparty that may require the issuance or delivery of Shares in connection therewith.

Dividends:

Extraordinary Dividends
Any and all dividends declared by the Issuer for which the ex-dividend date occurs during the period from, and including, the Trade Date to, and including, the date on which Counterparty has fully performed its obligations to deliver Shares hereunder.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:
Consequences of Merger Events:	(a) Share-for-Share: Cancellation and Payment (Calculation Agent Determination)

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(b) Share-for-Other: Cancellation and Payment (Calculation Agent Determination) (c) Share-for-Combined: Cancellation and Payment (Calculation Agent Determination)

Tender Offer:	Applicable

Consequences of Tender Offers:
(a) Share-for-Share: Modified Calculation Agent Adjustment

(b) Share-for-Other: Cancellation and Payment (Calculation Agent Determination)

(b) Share-for-Combined: Component Adjustment (Calculation Agent Determination)

With respect to any Extraordinary Events hereunder, upon the occurrence of Cancellation and Payment in whole or in part, the parties agree that the amount to be paid, in accordance with the Equity Definitions, shall constitute a Transaction Early Termination Amount, subject to satisfaction by the payment or delivery of Shares or cash as set forth in the Early Termination section below.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination) (subject to satisfaction by payment or delivery of Shares or cash as set forth in “Early Termination” below). In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Determining Party:	Lehman Brothers, acting in good faith and in a commercially reasonable manner

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption Event:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable. Section 12.9(b)(iv) of the Equity Definitions is hereby amended by deleting the text from and including “(A)” to and including “(B)” and by deleting the words “in each case”.

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Maximum Stock Loan Rate:	0.60%

Increased Cost of Stock Borrow:
Applicable; provided that it shall be a condition to Counterparty’s right to make the election described in clause (C) of Section 12.9(b)(v) of the Equity Definitions that on the date of such election, none of Counterparty, its directors, executive officers, or any person controlling, or exercising influence over, its decision to make such election is in possession of any material non-public information with respect to Counterparty or the Shares; and provided further that, if Counterparty timely makes the election described in clause (A) or (B) of Section 12.9(b)(v) of the Equity Definitions, Counterparty shall thereafter remain entitled, subject to the foregoing condition, to terminate the Transaction pursuant to Section 12.9(b)(v)(C) of the Equity Definitions upon ten Scheduled Trading Days’ notice to Lehman Brothers. Section 12.9(b)(v) of the Equity Definitions is hereby amended by deleting the text from and including “(X)” to and including “(Y)”.

Initial Stock Loan Rate:	0.25%

Hedging Party:	Lehman Brothers

Determining Party:	Lehman Brothers

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Other Provisions:

Additional Agreements:
If Counterparty would be obligated to pay cash to Lehman Brothers pursuant to the terms of this Agreement for any reason without having had the right (other than pursuant to this paragraph) to elect to deliver Shares in satisfaction of such payment obligation, then Counterparty may elect to deliver to Lehman Brothers a number of Shares (whether registered or unregistered) having a cash value equal to the amount of such payment obligation. Such number of Shares to be delivered shall be the number of Shares, determined by the Calculation Agent, sufficient for Lehman Brothers to realize the cash equivalent of such payment obligation from proceeds of the sale of such number of Shares over a reasonable period of time taking into account any applicable discount (determined in a commercially reasonable manner) to reflect any restrictions on transfer as well as the market value of the Shares). Settlement relating to any delivery of Shares pursuant to this paragraph shall occur within a reasonable period of time. The number of Shares delivered pursuant to this paragraph shall not exceed the Maximum Deliverable Share Amount and shall be subject to the provisions under “Early Termination” hereof regarding Proceeds Amount and the provisions set forth in subsection (c) under “Additional Agreements, Representations and Covenants of Counterparty, Etc.” below.

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Early Termination:
Notwithstanding any provision to the contrary, upon the designation of an Early Termination Date or the occurrence of Cancellation and Payment in whole or in part hereunder, Counterparty’s payment obligation in respect of this Transaction (which shall, in the case of an Early Termination Date be determined in accordance with Second Method and Loss (which shall be determined using commercially reasonable procedures in order to produce a commercially reasonable result)) (the “Transaction Early Termination Amount”) may, at the option of Counterparty, be satisfied by the delivery of a number of Shares equal to the Transaction Early Termination Amount divided by the Termination Price (“Early Termination Stock Settlement”); provided, however, that Counterparty must notify Lehman Brothers of its election of Early Termination Stock Settlement by the close of business on the day that is two Exchange Business Days following the day that the notice designating the Early Termination Date, or notice that an Extraordinary Event has resulted in the cancellation or termination of the Transaction in whole or in part, is effective. “Termination Price” means the market value per Share on the Early Termination Date, as determined by the Calculation Agent in a commercially reasonable manner taking into account any applicable discount to reflect any restrictions on transfer.

A number of Shares calculated as being due in respect of any Early Termination Stock Settlement will be deliverable on the third Clearance System Business Day following the date that notice specifying the number of Shares deliverable is effective; provided that, if Counterparty is delivering Shares as a result of a Merger Event, the Settlement Date for such delivery will be immediately prior to the effective time of the Merger Event and the Shares will be deemed delivered at such time such that Lehman Brothers will be a holder of the Shares prior to such effective time. Section 6(d)(i) of the Agreement is hereby amended by adding the following words after the word “paid” in the fifth line thereof: “or any delivery is to be made, as applicable.”

On or prior to the Early Termination Date or date on which notice that an Extraordinary Event has resulted in the cancellation or termination of the Transaction in whole or in part is effective, as applicable, if Early Termination Stock Settlement is elected and if so requested by Lehman Brothers upon advice of counsel, Counterparty shall (subject to its right to make the election described in the immediately succeeding paragraph) enter into a registration rights agreement with Lehman Brothers in form and substance reasonably acceptable to Lehman Brothers and Counterparty which agreement will contain among other things, customary representations and warranties and indemnification, restrictions on sales during “blackout dates” as provided for in the Registration Rights Agreement and shall satisfy the conditions contained therein and Counterparty shall file and diligently pursue to effectiveness a Registration Statement pursuant to Rule 415 under the Securities Act. If and when such Registration Statement shall have been declared effective by the Securities and Exchange Commission, Counterparty shall have made available to Lehman Brothers such Prospectuses as Lehman Brothers may reasonably request to comply with the applicable prospectus delivery requirements for the resale by Lehman Brothers of such number of Shares as Lehman Brothers shall specify (or, if greater, the number of Shares that Counterparty shall specify). Such Registration Statement shall be effective and Prospectus shall be current until the earliest of the date on which (i) all Shares delivered by Counterparty in connection with an Early Termination Date have been sold, (ii) Lehman Brothers has advised Counterparty that it no longer requires that such Registration Statement be effective or (iii) all remaining Shares could be sold by Lehman Brothers without registration pursuant to Rule 144 promulgated under the Securities Act (the “Termination Registration Period”). It is understood that the Registration Statement and Prospectus will cover a number of Shares equal to the number of Shares plus the aggregate number of Shares (if any) reasonably estimated by Lehman Brothers to be potentially deliverable by Counterparty in connection with Early Termination Stock Settlement hereunder, but in no event exceeding the Maximum Deliverable Share Amount. On each day during the Termination Registration Period Counterparty shall represent that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, they do not contain any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

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If Counterparty elects not to deliver Shares subject to an effective Registration Statement (or if some or all of the Shares delivered cannot be used to close out stock loans in the shares of Counterparty entered into to establish or maintain short positions by Lehman Brothers in connection with this Transaction without a prospectus being required by applicable law to be delivered to such lender), the provisions of sub-paragraphs (B) and (C) set forth above under “Conditions to Net Physical Settlement” shall apply, mutatis mutandis, as if the Net Physical Settlement Amount were the Transaction Early Termination Amount. In no event shall Counterparty be required to deliver to Lehman Brothers a number of Shares greater than the Maximum Deliverable Share Amount.

Compliance With Securities Laws:
Counterparty represents and agrees that it has complied, and will comply, in connection with this Transaction and all related or contemporaneous sales and purchases of Shares, with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rule 10b-5 and 13e and Regulation M under the Exchange Act.

Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act and (iii) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

Counterparty further represents and warrants that:

(a) Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

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(b) Counterparty represents and acknowledges that as of the date hereof and without limiting the generality of Section 13.1 of the Equity Definitions, Lehman Brothers is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(c) Counterparty is not, and after giving effect to the Transaction contemplated hereby, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(d) As of the Trade Date and each date on which a payment or delivery is made by Counterparty hereunder, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities; (ii) the capital of Counterparty is adequate to conduct its business; and (iii) Counterparty has the ability to pay its debts and other obligations as such obligations mature and does not intend to, or believe that it will, incur debt or other obligations beyond its ability to pay as such obligations mature.

Account Details:	Account for payments to Counterparty: To be advised. Account for payments to Lehman Brothers: To be advised. Account for delivery of Shares to Lehman Brothers: To be advised.
Agreement Regarding Shares:
Counterparty agrees that, in respect of any Shares delivered to Lehman Brothers, such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and non-assessable and subject to no adverse claims of any other party. The issuance of such Shares does not and will not require the consent, approval, authorization, registration or qualification of any government authority, except such as shall have been obtained on or before the delivery date of any Shares or as may be required in connection with any Registration Statement filed with respect to any Shares.

Bankruptcy Rights:
In the event of Counterparty’s bankruptcy, Lehman Brothers’ rights in connection with this Transaction shall not exceed those rights held by common shareholders. For the avoidance of doubt, the parties acknowledge and agree that Lehman Brothers’ rights with respect to any other claim arising from this Transaction prior to Counterparty’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Set-Off:	Each party waives any and all rights it may have to set-off, whether arising under any agreement, applicable law or otherwise.

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Transfer:
Neither party may transfer its rights or delegate its obligations under this Transaction without the prior written consent of the other party, except that Lehman Brothers, after payment in full of the Premium, may assign its rights and delegate its obligations hereunder, in whole or in part, to any other person (an “Assignee”) without the prior consent of the Counterparty, effective (the “Transfer Effective Date”) upon delivery to Counterparty of an executed acceptance and assumption by the Assignee (an “Assumption”) of the transferred obligations of Lehman Brothers under this Transaction (the “Transferred Obligations”). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Lehman Brothers to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Lehman Brothers may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Lehman Brothers’ obligations in respect of this Transaction and any such designee may assume such obligations. Lehman Brothers shall be discharged of its obligations to Counterparty to the extent of any such performance.

Indemnity:
Seller agrees to indemnify Lehman Brothers, its Affiliates and their respective directors, officers, agents and controlling parties (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject because of a breach of any representation or covenant hereunder, in the Agreement or any other agreement relating to the Agreement or Transaction and will reimburse Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Seller will not be liable to an Indemnified Party under the foregoing Indemnity provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from that Indemnified Party’s gross negligence or willful misconduct.

Additional Agreements, Representations and Covenants of Counterparty, Etc.:

(a)
Counterparty hereby represents and warrants to Lehman Brothers, on each day from the Trade Date to and including the earlier of (i) July 20, 2007 (ii) the date by which Lehman Brothers is able to initially complete a hedge of its position created by this Transaction, that:

(1)
it will not, and will not permit any person or entity subject to its control to, bid for or purchase Shares during such period except pursuant to transactions or arrangements which have been approved by Lehman Brothers or an affiliate of Lehman Brothers; and

(2)	it has publicly disclosed all material information necessary for it to be able to purchase or sell Shares in compliance with applicable federal securities laws.

(b)	No collateral shall be required by either party for any reason in connection with this Transaction.

(c)
Notwithstanding anything to the contrary herein, Lehman Brothers shall not be entitled to exercise any Warrant or receive any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant to the extent (but only to the extent) that after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder Lehman Brothers, or its ultimate parent entity would, directly or indirectly, be the beneficial owner (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time of more than 8.0 percent of the class of the Counterparty’s outstanding equity securities that is comprised of the Shares (an “Excess Share Owner”).

Global Deal ID: 311 7727

Lehman Brothers shall provide prior notice to Counterparty if the exercise of any Warrant or delivery of Shares hereunder would cause Lehman Brothers to become directly or indirectly, an Excess Share Owner; provided that the failure of Lehman Brothers to provide such notice shall not alter the effectiveness of the provisions set forth in the preceding sentence and any purported exercise or delivery in violation of such provisions shall be void and have no effect. If any delivery owed to Lehman Brothers hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after Lehman Brothers gives notice that such delivery would not result in Lehman Brothers being an Excess Share Owner.

If Lehman Brothers is not entitled to exercise any Warrant because such exercise would cause Lehman Brothers to become, directly or indirectly, an Excess Share Owner and Lehman Brothers thereafter disposes of Shares owned by it or any action is taken that would then permit Lehman Brothers to exercise such Warrant without such exercise causing it to become, directly or indirectly, an Excess Share Owner, then Lehman Brothers shall provide notice of the taking of such action to Counterparty and such Warrant shall then become exercisable by Lehman Brothers to the extent such Warrant is otherwise or had otherwise become exercisable hereunder. In such event, the Expiration Date with respect to such Warrant shall be the date on which Counterparty receives such notice from Lehman Brothers, and the related Settlement Date shall be as soon as reasonably practicable after receipt of such notice but no more than three (3) Exchange Business Days thereafter (but in no event shall the Settlement Date occur prior to the date on which it would have otherwise occurred but for the provisions of this subsection); provided that the related Net Physical Settlement Amount shall be the same as the Net Physical Settlement Amount but for the provisions of this subsection. In addition, within 30 calendar days of any Settlement Date, Counterparty shall use its reasonable efforts to refrain from activities that could reasonably be expected to result in Lehman Brothers’ ownership of Shares exceeding 10% of all issued and outstanding Shares.

Matters Relating to Agent:

LBI is acting as agent on behalf of Buyer and Seller for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Regulatory Provisions:

(a)  Buyer represents and warrants that it has received and read and understands the Notice of  Regulatory Treatment and the OTC Option Risk Disclosure Statement.

(b)  The Agent will furnish Buyer upon written request a statement as to the source and amount of any  remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

ISDA Master Agreement:

With respect to the Agreement, Lehman Brothers and Counterparty each agree as follows:

“Specified Entity” means in relation to Seller and in relation to Counterparty for purposes of this Transaction: Not applicable.

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The definition of “Specified Transaction” in Section 14 of this Agreement is hereby amended by adding the text “commodity transaction, credit derivative transaction, repurchase or reverse purchase transaction, securities lending transaction, futures transaction, prime brokerage or margin lending transaction” after the words “foreign exchange transaction” in the sixth line thereof and by replacing the words “any other similar transaction” in the eighth line thereof with the text “any other transaction between the parties”. “Specified Transaction” shall exclude any default under a Specified Transaction if caused solely by the general unavailability of the currency in which payments under such Specified Transaction are denominated due to exchange controls or other governmental action.

The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will not apply to Lehman Brothers and will not apply to Counterparty.

The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to Lehman Brothers or to Counterparty.

Additional Termination Event.

Without limiting the generality of the definition of any Extraordinary Event hereunder, the occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Lehman Brothers may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) within the period commencing on the Trade Date and ending on the second anniversary of the Premium Payment Date, Buyer reasonably determines that it is advisable to terminate a portion of the Transaction so that Buyer’s related hedging activities will comply with applicable securities laws, rules or regulations;

(ii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Issuer and its subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than to one or more of the Issuer's wholly-owned subsidiaries;

(iii) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Issuer (measured by voting power rather than number of shares), other than any acquisition by the Issuer, any of the Issuer's subsidiaries or any of the Issuer's employee benefit plans;

(iv) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors; or

(v) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

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Notwithstanding anything to the contrary set forth herein, an event described in clauses (ii) through (v) above will not constitute an Additional Termination Event if 100% of the consideration for the Shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions otherwise constituting an Additional Termination Event consists of common stock or American Depositary Shares representing shares of common stock, in each case which are traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors), or which will be so traded or quoted when issued or exchanged in connection with such event; provided that, with respect to an entity organized under the laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization of its equity securities of at least three times the market capitalization of the Issuer before giving effect to the consolidation or merger.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity. “Continuing Directors” means any member of the board of directors of the Issuer who (i) was a member of such board of directors on the date hereof or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election. “Voting Stock” of a Person means all shares of capital stock or other interests (including partnership interests) of such Person normally entitled (without regard to the occurrence of any contingency within the control of such person to satisfy) to vote in elections of the board of directors, managers or trustees thereof.

The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Lehman Brothers or to Counterparty.

Payments on Early Termination. For the purpose of Section 6(e) of the Agreement: (i) Loss (which shall be determined using commercially reasonable procedures in order to produce a commercially reasonable result) shall apply; and (ii) the Second Method shall apply.

“Termination Currency” means USD.

Tax Representations.

(I)
Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(II)	Payee Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:

(i) Lehman Brothers represents that it is a company organized under the laws of Delaware.

Global Deal ID: 311 7727

Execution Copy

(ii) Counterparty represents that it is a corporation incorporated in Delaware.

Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver the following documents:

(a)	Tax forms, documents or certificates to be delivered are:

Counterparty agrees to complete (accurately and in a manner reasonably satisfactory to Lehman Brothers), execute, and deliver to Lehman Brothers, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by Lehman Brothers; and (iii) promptly upon learning that any such form(s) previously provided by Counterparty has become obsolete or incorrect.

(b)	Other documents to be delivered:

Party Required to Deliver Document	Document Required to be Delivered	When Required	Covered by Section 3(d) Representation
Counterparty	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before execution and delivery of this Confirmation	Yes
Counterparty
Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation and such other certificate or certificates as Lehman Brothers shall reasonably request
		Upon or before execution and delivery of this Confirmation	Yes

Addresses for Notices: For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Lehman Brothers for all purposes:

Address:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, NY 10019

Attention:	Andrew Yare - Transaction Management Group
Telephone:	212 526 9986
Facsimile:	646 885 9546

with a copy to:

Address:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, NY 10019

Attention:	Steve Roti - US Equity Linked
Telephone:	212 526 0055
Facsimile:	917 552 0561

Global Deal ID: 311 7727

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Address for notices or communications to Counterparty for all purposes:

Address:	1450 Broadway
New York, New York 10018

Attention:	Chief Executive Officer
Facsimile No.:	212-391-0127
Telephone No.:	212-730-0030

In addition, in the case of notices or communications relating to Section 5, 6, 11 or 13 of this Agreement, a second copy of any such notice or communication shall be addressed to the attention of Counterparty’ General Counsel as follows:

Address:	1450 Broadway
New York, NY 10018

Attention:	General Counsel
Facsimile No.:	212-391-0127
Telephone No.:	212-819-2089

With a copy to:

Firm:	Blank Rome LLP
Address:	405 Lexington Avenue
New York, NY 10174

Attention:	Robert J. Mittman, Esq.
Facsimile No.:	212-885-5001
Telephone No.:	212-8855000

Process Agent: For the purpose of Section 13(c) of the Agreement, Lehman Brothers does not appoint a Process Agent.

Counterparty does not appoint a Process Agent.

Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither Lehman Brothers nor Counterparty is a Multibranch Party.

Calculation Agent. "Calculation Agent" means Lehman Brothers, acting in good faith and in a commercially reasonable manner.

Credit Support Document.

Lehman Brothers: Not Applicable.

Counterparty: Not Applicable

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Credit Support Provider.

With respect to Lehman Brothers: Not Applicable.

With respect to Counterparty: Not Applicable.

Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction.

Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:

Eligible Contract Participant; Line of Business. Each party agrees and represents that it is an “eligible contract participant” as defined in Section 1 (a)(12) of the U.S. Commodity Exchange Act, as amended (“CEA”), this Agreement and the Transaction thereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1(a)(33) of the CEA, and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.

Acknowledgements:

(a)	The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation.

(b)	The parties hereto intend for:

(i)
Buyer to be a “financial institution” as defined in Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and this Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “swap agreement” as defined in Section 101(53C) of the Bankruptcy Code, qualifying for the protections of, among other sections, Sections 362(b)(6), 362 (b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code;

(ii)
a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(iii)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

(c)
The parties acknowledge and agree that in the event of an Early Termination Date as a result of an Event of Default that is within Counterparty’s control, the amount payable under the Agreement will be a cash amount calculated as described therein and that any delivery specified in this Transaction will no longer be required.

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Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”. Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefor “three Local Business Days.”

Amendment of Definition of Reference Market-Makers. The definition of “Reference Market-Makers” in Section 14 is hereby amended by adding in clause (a) after the word “credit” and before the word “and” the words “or to enter into transactions similar in nature to the Transactions.”

Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.

Disclosure. Each party hereby acknowledges and agrees that Lehman Brothers has authorized Counterparty to disclose this Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with Lehman Brothers) that such disclosure is required by law or by the rules of the New York Stock Exchange or any securities exchange. Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.

 [Signatures follow on separate page]

Global Deal ID: 311 7727

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,
LEHMAN BROTHERS OTC DERIVATIVES INC.

By: /s/ Anatoly Kozlov
Name: Anatoly Kozlov
Title: Authorized Signatory

Confirmed as of the date first above written:

ICONIX BRAND GROUP, INC.

By: /s/ Neil Cole
Name: Neil Cole
Title: Chairman, President and CEO

Acknowledged and agreed as to matters to the Agent:

LEHMAN BROTHERS INC.,

Solely in its capacity as Agent hereunder

By: /s/ illegible
Name:
Title: Authorized Signatory